AMENDED AND RESTATED SERVICING AGREEMENT
	THIS AMENDED AND RESTATED SERVICING AGREEMENT (the "Agreement") is made and entered into as of the 2nd day of March, 2004 by and between Phoenix/Zweig Advisers LLC, a Delaware limited liability company (the "Company") and Zweig Consulting LLC, a New York limited liability company ("Zweig").

	WHEREAS pursuant to an Acquisition Agreement
(the "Acquisition Agreement") by and among Zweig/Glaser
Advisers, a New York general partnership, Zweig Advisors Inc., a Delaware corporation and Zweig Total Return Advisors, Inc., a Delaware corporation (collectively, the "Predecessor Company"), Phoenix Investment Partners, Ltd., a Delaware corporation ("Phoenix") and the other parties thereto, Phoenix acquired the Predecessor Company on March 1, 1999 (initially capitalized terms defined in the Acquisition Agreement and not otherwise defined herein are used herein with such defined meanings);

	WHEREAS prior to the Closing, Martin E. Zweig (the "President") provided certain services to the Predecessor Company, and Phoenix and the Predecessor Company were desirous of continuing to receive such services following the Closing, and the President indicated to Phoenix and the Predecessor Company that he and his designated research associates(the "Associates") would continue to provide the Predecessor Company and its Affiliates with such services following the Closing;

	WHEREAS in connection with the foregoing, Zweig entered into this Agreement with the Predecessor Company, dated as of March 1, 1999, which became effective on the Closing Date for an initial three year term, and this Agreement was thereafter continued until the date hereof by the agreement of Zweig and the Company (which was the successor to the Predecessor Company on or about December 31, 1999) with respect to such continuation;

	WHEREAS since the Closing, the Predecessor Company or the Company has served as the investment adviser with respect to The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. (each, a "Fund" and collectively "Funds"), closed-end funds traded on the New York Stock Exchange, and pursuant to this Agreement Zweig has provided investment subadvisory services with respect to each Fund (with this Agreement having at all relevant times been approved by the board of directors of each Fund, and having been initially approved by the shareholders of each Fund, in each such case as an investment subadvisory agreement with respect to such Fund in accordance with the requirements of the Investment Company Act of 1940);

  	WHEREAS, the Company recognizes the importance that the Funds' portfolio management process reflect the asset allocation techniques of Zweig; and

	WHEREAS the Company and Zweig desire to continue the Servicing Agreement from and after the date hereof on the terms set forth herein, and to amend and restate the Servicing Agreement as set forth herein to provide for an additional Term (as defined herein) and to reflect the other terms and conditions set forth herein (and this amendment and restatement has been approved by the board of directors of each Fund in accordance with the requirements of the Investment Company Act of 1940 insofar as this Agreement relates to such Fund).

	NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, agree as follows (which amended and restated terms shall supercede in their entirety the terms set forth in the Servicing Agreement prior to this amendment and restatement):

1. 	Services

1.1 During the Term, Zweig and the President agree that the President and the Associates will devote their skill and approximately one-half of their full working time consistent with the practices of Zweig prior to the date hereof, to the business and affairs of the Company and its Affiliates and to the promotion of its and their interests, in particular (i) performing asset allocation research and analysis and providing advice thereon at a level and in a manner consistent with the practices of Zweig and the Company prior to the date hereof,
(ii) playing an active role in collaborating with the Company's portfolio management team on a frequent basis regarding the investment advisory services provided by the Company to the Funds in the Company's capacity as investment adviser to the Funds and, in particular, advising the Company on the methodology and process utilized by the Company's portfolio management team for purposes of selecting individual securities that will be purchased and sold by the Funds, and actively reviewing the Funds' portfolios with respect to the individual securities that have been purchased and sold by the Funds (it being understood that, except to the extent that its fiduciary duties and/or obligations under its investment advisory agreement with a Fund may otherwise require, the Company intends to follow Zweig's recommendations with respect to the methodology and process utilized by the Company's portfolio management team for purposes of selecting individual securities that will be purchased and sold by the Funds), (iii) the President, together with such of the Associates as any such board may request, meeting with the boards of directors of the Funds (in person and/or telephonically) at such times as they may request (including without limitation attendance at meetings of such boards of directors, to the extent so requested by such boards of directors), and participating (in person and/or telephonically) at the annual and any special meetings of shareholders of the Funds, (iv) collaborating with the Company on an active basis with respect to strategic and other Fund-related matters, and (v) in the event that Carlton Neel is no longer serving as the Company's portfolio manager with respect to the Funds for any reason, the President advising the board of directors of each Fund with respect to Zweig's approval or disapproval of such replacement portfolio manager of the Company with respect to such Fund as is proposed by the Company to replace Carlton Neel (the "Services").
The Services will be performed by the President and the Associates in a manner and at a level consistent with the practices of Zweig and the Company prior to the date hereof.

1.2 The Services will be provided to the Company and its Affiliates during normal business hours at the offices of the Company in New York City or at such other times and places as Zweig may reasonably determine, taking into account the nature, exigencies and reasons for the assistance required.

1.3 For so long as this Agreement remains in effect with respect to one or both of the Funds, (i) the Company agrees that neither it nor any of its Affiliates shall, directly or indirectly, employ or seek to employ any employee of Zweig or any of its Affiliates, or any person who was such an employee of Zweig or any of its Affiliates at any time during the twelve months preceding such action by the Company or its Affiliates, nor seek to persuade any such employee or former employee to become employed by any direct or indirect competitor of Zweig or any of its Affiliates, and (ii) Zweig and the President agree that neither they nor any of their respective Affiliates shall, directly or indirectly, employ or seek to employ any employee of the Company or any of its Affiliates, or any person who was such an employee of the Company or any of its Affiliates at any time during the twelve months preceding such action by Zweig, the President or their respective Affiliates, nor seek to persuade any such employee or former employee to become employed by any direct or indirect competitor of the Company or any of its Affiliates; provided that nothing contained in this Section 1.3 shall prohibit employment advertisements in mass media (or similar general solicitations available to the public at large and not targeted at particular individuals); and provided, further, that the restrictions set forth in this Section 1.3 shall not apply in respect of secretaries or other persons holding similar responsibilities that are primarily clerical in nature.

2. Term

2.1 This Agreement shall remain effective from and after the date hereof until the third anniversary of the date hereof (the "Term") or such earlier date as provided in Section 2.2; provided, however, that, with respect to a particular Fund (and Services being performed by Zweig hereunder with respect to such Fund), this Agreement shall terminate automatically on the first March 1 during the Term (if any) at which the continuation of this Agreement with respect to such Fund has not been specifically approved on or prior to such March 1 in accordance with the requirements of the Investment Company Act of 1940 by (i) a majority of such Fund's outstanding voting securities or a majority of its board of directors and (ii) a majority of the directors who are not "interested persons", as defined in the Investment Company Act of 1940, cast in person at a meeting called for the purpose of voting on such approval; and provided, further, that this Agreement shall terminate immediately in full at such time (as any) as it has been terminated with respect to both Funds.

2.2 The Company may terminate this Agreement immediately in full (i) for Cause (as defined below) or (ii) in the event of the President's death or Disability (as defined below). With respect to a particular Fund, this Agreement (and Services being performed by Zweig hereunder with respect to such Fund) may be terminated at any time (with or without Cause), without payment of any penalty, by (i) the board of directors of that Fund, or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of that Fund, in either such case upon not less than sixty
(60) day's written notice. This Agreement shall automatically terminate in full in the event of its assignment, within the meaning of the Investment Company Act of 1940, unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission, and shall automatically terminate with respect to a particular Fund (and Services being performed by Zweig hereunder with respect to such Fund) upon the termination of such Fund's investment advisory agreement with the Company.

2.3 Upon termination of this Agreement in full pursuant to Section
2.2 hereof or Section 2.5 hereof, the Company's payment to Zweig of fees earned by Zweig under this Agreement to the date of such termination shall be in full satisfaction of all claims against the Company under this Agreement. Upon termination of this Agreement with respect to a particular Fund pursuant to Section 2.2 hereof, the Company's payment to Zweig of fees earned by Zweig under this Agreement with respect to such Fund to the date of such termination shall be in full satisfaction of all claims against the Company under this Agreement relating to such termination with respect to such Fund (provided that, if this Agreement shall also terminate in full as a result of such termination with respect to such particular Fund, then this sentence shall not require a separate payment to Zweig, and the first sentence of this Section 2.3 shall instead apply to such termination of this Agreement in full).

2.4 (i) For purposes of this Agreement, "Cause" shall mean a reasonable determination made by the Chief Executive Officer of Phoenix that: (a) Zweig has willfully neglected its assigned duties with the Company, which neglect has continued for a period of at least thirty (30) days after a written notice of such neglect was delivered to the President specifying the claimed neglect, (b) the President has been enjoined (other than temporary suspensions of not more than ninety-one (91) days) by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other industry regulatory authority from working in the investment advisory or securities industry, (c) the President has been convicted by a court of competent jurisdiction of, or has pleaded guilty or nolo contendre to, any felony or misdemeanor involving an investment or investment-related business, or (d) Zweig has engaged in a continuing violation of a material provision of this Agreement, which violation has continued for a period of at least thirty (30) days after a written notice of such violation was delivered to the President specifying the claimed violation.

(ii) For purposes of this Agreement, "Disability" shall mean the President's inability to perform the Services he is required to perform under this Agreement by reason of sickness, accident, injury, illness or any similar event and which condition has existed for at least 180 consecutive days, or for such shorter periods aggregating 180 days during any twelve month period.

2.5 Zweig may terminate this Agreement immediately in full if (a) the Company has been enjoined (other than temporary suspensions of not more than ninety-one (91) days) by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other industry regulatory authority from acting as an investment adviser to the Funds or (b) the Company has engaged in a continuing violation of a material provision of this Agreement, which violation has continued for a period of at least thirty (30) days after a written notice of such violation was delivered to the Company specifying the claimed violation, or (c) Zweig reasonably determines that, as a result of new regulatory requirements or developments applicable to persons or entities engaged (or affiliated with those engaged) in the business of acting as investment advisers to and/or sponsors of collective investment vehicles that are exempt from registration under the Investment Company Act of 1940, Zweig's continued performance of its Services under this Agreement would have a material adverse effect upon the business of Zweig's Affiliates.

3.	Compensation

3.1 For so long as this Agreement remains in effect with respect to a Fund, for the Services to be provided by Zweig under this Agreement with respect to such Fund the Company will pay Zweig an annual fee (the "Fees") equal to forty percent (40.0%) of the investment advisory fees actually received by the Company from such Fund in respect of investment advisory services performed by the Company for such Fund (which shall in no event be deemed to include administration, servicing, distribution or other fees that may be received by the Company from such Fund); provided, however, that the aggregate Fees payable by the Company to Zweig hereunder in respect of the twelve-month period ending on March 1, 2005 shall not be less than $3,000,000 if:

(i) Both Funds remain closed-end investment companies (within the meaning of the Investment Company Act of 1940) for the entirety of such 12-month period; provided, however, that, in the event a Fund ceases to be a closed-end investment company with an effective date (for such open-ending) prior to March 1, 2005, the minimum Fee requirement set forth in this Section 3.1 above shall still apply in respect of such 12-month period, but such $3,000,000 level shall be adjusted as follows: the $3,000,000 shall be bifurcated between the Funds in proportion to their respective aggregate net assets as of the last business day immediately prior to the effective date for such open-ending, such that (a) the portion of the $3,000,000 relating to the Fund that continues to be a closed-end investment company will continue to apply in full in respect of such 12-month period, and (b) the portion of the $3,000,000 relating to the Fund that ceases to be a closed-end investment company shall no longer apply for that portion of such 12-month period falling on or after the effective date of such open-ending (provided that a ratable portion thereof shall continue to apply in respect of that portion of such 12-month period falling prior to the effective date of such open-ending, based upon the number of days elapsed in such 12-month period falling prior to such effective date);

(ii) Zweig continues to provide Services to the Company hereunder with respect to both Funds for the entirety of such 12-month period; provided, however, that, in the event Zweig ceases to provide Services to the Company with respect to a Fund prior to March 1, 2005, the minimum Fee requirement set forth in this Section 3.1 above shall still apply in respect of such 12-month period, but such $3,000,000 level shall be adjusted as follows: the $3,000,000 shall be bifurcated between the Funds in proportion to their respective aggregate net assets as of the last business day immediately prior to the cessation of Zweig's Services provided to the Company with respect to such Fund, such that (a) the portion of the $3,000,000 relating to the Fund with respect to which Zweig continues to provide Services hereunder will continue to apply in full in respect of such 12-month period, and (b) the portion of the $3,000,000 relating to the Fund with respect to which Zweig ceases to provide Services hereunder shall no longer apply for that portion of such 12-month period falling on or after the effective date of such cessation of Zweig's Services hereunder with respect to such Fund (provided that a ratable portion thereof shall continue to apply in respect of that portion of such 12-month period falling prior to the effective date of such cessation of Services hereunder, based upon the number of days elapsed in such 12-month period falling prior to such effective date); and

(iii) The Company's effective advisory fee rate (after taking into account any waivers, reimbursements or other reductions) remains 0.85% per annum with respect to The Zweig Fund, Inc. and 0.70% with respect to The Zweig Total Return Fund, Inc. for the entirety of such 12-month period; provided, however, that, in the event the Company's effective advisory fee rate with respect to a Fund is reduced from such stated percentage prior to March 1, 2005 (other than as a result of any reductions offered by the Company to the Funds primarily for reasons unrelated to these Funds in particular), the minimum Fee requirement set forth in this proviso shall still apply in respect of such 12-month period, but such $3,000,000 dollar level shall be ratably reduced (based upon the ratio of gross advisory fees that the Company would have received from such Fund absent such reduction in effective fee rate to the gross advisory fees that the Company in fact receives after taking into account such reduction) to reflect that portion of such 12-month period for which the Company's effective advisory fee rate with respect to such Fund is less than such stated percentage;

and provided, further, that, in the event the Company's effective advisory fee rate with respect to a Fund (after taking into account any waivers, reimbursements or other reductions) is reduced in respect of the 12-month period ending on March 1, 2006 to below 0.85% per annum, in the case of The Zweig Fund, Inc., or 0.70% per annum, in the case of The Zweig Total Return Fund, Inc., in either such case as a result of any reduction thereto offered by the Company to such Fund primarily for reasons unrelated to such Fund in particular, then for any portion of such 12-month period during which Zweig provided Services to the Company hereunder with respect to such Fund whose effective advisory fee rate was so reduced, the Company will pay Zweig an increased percentage of the investment advisory fees actually received by the Company from such Fund such that Zweig receives the same dollar amount of Fees from the Company for such period during which Zweig performed Services for the Company hereunder with respect to such Fund as Zweig would have received from the Company hereunder with respect to such Services absent such reduction in effective fee rate offered by the Company to such Fund.

The Fees with respect to a Fund shall be paid by the Company to Zweig not later than five (5) business days following the Company's receipt of the related investment advisory fees from such Fund.

3.2 The Company shall provide or share with Zweig research information, benefits and services, as defined in Section 28(e) of the Securities Exchange Act of 1934, that results, from brokerage transactions implemented by the Company for the benefit of the Funds.

3.3 The Company shall not have any liability with respect to the compensation of employees retained by Zweig or by any affiliated entities.

3.4 Subject to the Company's compliance with the provisions of
Section 2.3 hereof, upon termination of this Agreement for any reason, the Company shall have no further obligations under this Agreement, but Zweig shall continue to be bound by Section 4 and the Company shall continue to be bound by Section 5 hereof.


4.	Confidentiality of Zweig

4.1 Zweig shall not at any time during the period of its engagement with the Company hereunder or after the termination thereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined) except in connection with the performance of its duties hereunder. Any records of Confidential Information prepared by Zweig or which come into its possession during the term of this Agreement are and remain the property of the Company or its Affiliates, as the case may be, and upon termination of the engagement all such records and copies thereof shall be either left with or returned to such entity. Confidential Information may be shared among the President and Associates or other employees of entities controlled by the President on a need to know basis for purposes of providing the Services to the Company and its Affiliates hereunder. Such Associates and any other employees shall be informed of the confidential nature of such Confidential Information, the President shall direct such Associates and any other employees to treat such information confidentially and the President will be responsible for any breach of this Section 4.1 by himself and by any persons to whom the President provides any Confidential Information. Notwithstanding anything contained herein to the contrary, the Company acknowledges that services overlapping or similar to the Services provided by Zweig, the President and the Associates hereunder are also performed on behalf of the Affiliates of Zweig and such Services are often not exclusively performed by Zweig, the President and the Associates for the Company. Consequently, the work product resulting from the Services is often generated on behalf of both the Company and its Affiliates and the Affiliates of Zweig and is shared among the employees of these entities (the "Shared Work Product"). The Company further acknowledges that the Confidential Information that generates such Shared Work Product may become known to the employees of Zweig's Affiliates. The Company hereby agrees that the disclosure of Confidential Information to the employees of the Zweig Affiliates who shall be deemed employees covered by the fourth sentence of this
Section 4.1, to the extent such disclosure is necessary to generate any Shared Work Product, and the use of Shared Work Product by the employees of the Zweig Affiliates, shall in no event be deemed a breach of this Agreement.

4.2 The term "Confidential Information" includes, but is not limited to, the following items, whether existing now or created in the future and whether or not subject to trade secret or other statutory protection: (a) all knowledge or information concerning the business, operations and assets of the Company and its Affiliates which is not readily available to the public, such as: internal operating procedures; investment strategies; sales data and customer and client lists; financial plans, projections and reports; and investment company programs, plans and products; (b) all property owned, licensed and/or developed for the Company and/or its Affiliates or any of their respective clients and not readily available to the public, such as computer systems, programs and software devices, including information about the design, methodology and documentation therefor; (c) information about or personal to the Company's and/or its Affiliates' clients; (d) information, materials, products or other tangible or intangible assets in the Company's and/or its Affiliates' possession or under any of their control which is proprietary to, or confidential to or about, any other person or entity; and (e) records and repositories of all of the foregoing, in whatever form maintained.

The foregoing notwithstanding, the following shall not be considered Confidential Information: (aa) general skills and experience gained by providing service to the Company; (bb) information publicly available or generally known within the Company's trade or industry;
(cc) information independently developed by the president or the Associates other than in the course of the performance of their duties which are exclusive to the Company hereunder; and (dd) information which becomes available to the President or the Associates on a non-confidential basis from sources other than the Company or its Affiliates, provided, the President or the Associates do not know or have reason to know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information. Failure to mark any material or information "confidential" shall not affect the confidential nature thereof. All the terms of this Section 4 shall survive the termination of this Agreement. The obligations hereunder shall be in addition to, and not in limitation of, any other obligations of confidentiality the President or the Associates may have to the Company.

4.3 At any time when so requested, and upon termination of the engagement under this Agreement for any reason whatsoever and irrespective of whether such termination is voluntary on Zweig's part or not, Zweig will deliver to the Company all information in its possession (whether or not Confidential Information) pertaining exclusively to the Company or any of its Affiliates and, to the extent any such information is Shared Work Product, shall provide copies to the Company with the understanding that Zweig and its Affiliates shall also retain copies of such information.

5.	Confidentiality of the Company

5.1 The Company and its Affiliates and their respective employees shall not at any time during the period of Zweig's engagement with the Company hereunder or after the termination thereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Zweig Confidential Information (as hereinafter defined). It is expressly understood that Shared Work Product may be shared among the Company and its Affiliates and their respective employees. The Company and its Affiliates and their respective employees shall be informed of the confidential nature of the Zweig Confidential Information, the Company shall direct such employees to treat such information confidentially and the Company will be responsible for any breach of this Section 5.1 by its employees.

5.2 The term "Zweig Confidential Information" includes, but is not limited to, the following items, whether existing now or created in the future and whether or not subject to trade secret or other statutory protection: (a) all knowledge or information concerning the business, operations and assets of Zweig and its Affiliates which is not readily available to the public, such as: internal operating procedures; investment strategies; sales data and customer and client lists; financial plans, projections and reports; and investment company programs, plans and products; (b) all property owned, licensed and/or developed for the Zweig and/or its Affiliates or any of their respective clients and not readily available to the public, such as computer systems, programs and software devices, including information about the design, methodology and documentation therefor;
(c) information about or personal to Zweig's and/or its Affiliates' clients; (d) information, materials, products or other tangible or intangible assets in Zweig's and/or its Affiliates' possession or under any of their control which is proprietary to, or confidential to or about, any other person or entity; and (e) records and repositories of all of the foregoing, in whatever form maintained.

The foregoing notwithstanding, the following shall not be considered Zweig Confidential Information: (aa) general skills and experience gained by providing service to the Company and its Affiliates; (bb) information publicly available, or generally known within Zweig's trade or industry, (cc) information independently developed by the Company and its Affiliates and their respective employees; (dd) information which becomes available to the Company and its Affiliates and their respective employees on a non-confidential basis from sources other than Zweig, and (ee) information, materials, property or rights acquired by Phoenix or any Affiliate thereof pursuant to the Acquisition Agreement or other written agreements contemplated thereby, provided the Company and its Affiliates and their respective employees do not know or have reason to know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information. All the terms of this Section 5 shall survive the termination of this Agreement,

6.	Ownership of Documents

All memoranda, papers, letters, notes, notebooks and all copies thereof relating exclusively to the business or affairs of the Company that are generated by Zweig or that come. into its possession, in each case in connection with its performance of Services to the Company under this Agreement, shall be held by Zweig as the Company property and shall be delivered by Zweig to the Company as the Company may request. To the extent any such memoranda, papers, letters, notes and notebooks are the product of Zweig Confidential Information or are Shared Work Product, the Company understands and agrees that Zweig and its Affiliates shall also retain copies of such documentation and information.

7.	Prior Negotiations and Agreements

This Agreement contains the complete agreement concerning the servicing arrangement between the parties. This Agreement may only be altered, amended or rescinded by a duly executed written agreement delivered by each of the parties hereto.

8.	Jurisdiction

	This Agreement shall be construed in accordance with and governed by the laws of the State of New York governing contracts entered into and to be performed entirely within New York and both parties consent to the jurisdiction of the courts of New York.

9,	Performance Waivers

	Waiver of performance of any obligation by either party shall not constitute a waiver of performance of any other obligations or constitute future waiver of the same obligation.

10.	Severability

	If any section, subsection, clause or sentence of this Agreement shall be deemed illegal, invalid or unenforceable under any applicable law, actually applied by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, validity and enforceability of this Agreement or any other section, subsection, clause or sentence thereof. Where, however, the provisions of any applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

11.	Assignment

	This Agreement shall inure to the benefit of and be binding upon the Company and its successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) and assigns, and upon Zweig and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise). Except as provided in
Section 2.2, this Agreement shall not be assignable by Zweig other than with the express written consent of the Company, which shall not be unreasonably denied. The reorganization of Zweig and its affiliated entities, such that the Services of the President and the Associates are provided through an affiliated entity, shall not constitute a breach, assignment or termination of this Agreement by Zweig.

12.	Notices

	All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to (i) the address below stated, in the case of notices to Zweig, or (ii) both of the addresses below stated, in the case of notices to the Company, in either such case of the party to which notice is given, or to such changed address or addresses (as applicable) as such party may have fixed by notice:


To the Company:	 Phoenix/Zweig Advisers LLC
900 Third Avenue
New York, New York 10022
Attention: President
With such notice also sent to:
Phoenix Investment Partners, Ltd.
56 Prospect Street
Hartford, Connecticut 06115-0480 Attention: Tracy L. Rich, Esq.
Executive Vice President and General Counsel
To Zweig:	 Zweig Consulting LLC
900 Third Avenue
New York, New York 10022 Attention: Martin E. Zweig


		11










































With such notice also sent to:
KMZ Rosenman
575 Madison Avenue
New York, New York 10022
Attention: Robert E. Smith, Esq.

Provided, however, that any notice of change of address shall be effective only upon receipt.

13.	Miscellaneous

	The President hereby represents and warrants that this Agreement
(i) is valid, binding and enforceable in accordance with its terms and (ii) does not conflict with any other agreement to which he is a party, including any agreement with the Affiliated Investment
Partnership Management Companies and the related investment partnerships and Watermark Securities, Inc.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



					PHOENIX/ZWEIG ADVISERS LLC

					/s/ Daniel T. Geraci
					--------------------------------------
					Daniel T. Geraci
					President


					ZWEIG CONSULTING LLC

					/s/ Martin E. Zweig
					--------------------------------------
 					Martin E. Zweig
					President



11
075753-0001-08390-NY03.2335157.6		08/30/04 10:51 AM



075753-0001-08390-NY03.2335157.6		08/30/04 10:51 AM